Exhibit 99.1

RAVEN INDUSTRIES, INC.	NASDAQ: RAVN	SIOUX FALLS, SD	RAVENIND.COM

HEATHER WILSON JOINS RAVEN INDUSTRIES' BOARD OF DIRECTORS

SIOUX FALLS, S.D., (February 23, 2016) - Raven Industries (NASDAQ: RAVN) announced today that Heather Wilson has joined the Company’s Board of Directors. The appointment is effective immediately.
Dr. Wilson currently serves as the President of South Dakota School of Mines & Technology in Rapid City, SD. Prior to being named President in 2013, Dr. Wilson served in the U.S. House of Representatives representing New Mexico’s first district from 1998-2009 where she was a senior member of the House Energy and Commerce Committee and the House Permanent Select Committee on Intelligence. Dr. Wilson also previously worked as a senior advisor to several large scientific and defense companies.
”We are very pleased to welcome Heather to our board,” said Chairman Tom Everist. “She brings a wealth of knowledge and experience on a variety of domestic and global issues that pertain to Raven’s technology and the markets we serve.”
“I’ve come to know Raven over the last few years, and I have great respect for their innovative products and the talent they employ,” said Dr. Wilson. “I look forward to contributing to Raven’s success.”
Raven President and CEO Dan Rykhus went on to say, “Heather has a robust understanding of our unique businesses and markets. The Board and company will benefit greatly from Heather’s leadership and expertise, and I look forward to working with her.”
Dr. Wilson holds a Bachelor of Science degree from the U.S. Air Force Academy and master’s and doctoral degrees as a Rhodes Scholar at Oxford University in England. The South Dakota School of Mines & Technology is an exceptional science and engineering research university located in the Rushmore region of South Dakota. It is consistently rated as one of the best returns on investment for a college education in America.
About Raven Industries, Inc.
Since 1956, Raven Industries has designed and manufactured high quality, high-value technical products. Raven is publicly traded on NASDAQ (RAVN) and has earned an international reputation for innovation, product quality, high performance, and unmatched service. Raven realizes its vision by developing innovative solutions to great challenges related to the markets we understand and serve. Today, those solutions are focused on feeding and connecting the growing world population, preserving natural resources, and answering the growing need for security. Utilizing our strength in engineering, manufacturing, and technological innovation, Raven is a leader in precision agriculture, high performance specialty films, and situational awareness markets. Visit www.ravenind.com for more information.
Contact Information

Stephanie Herseth Sandlin, General Counsel, Vice President of Corporate Development & Corporate Secretary
Raven Industries
605-336-2750